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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of KCS Energy, Inc. for the registration of $175 million of debt securities and to the incorporation by reference therein of our report dated March 11, 2004, with respect to the consolidated financial statements of KCS Energy, Inc. and subsidiaries at December 31, 2003 and 2002 and for each of the two years in the period ended December 31, 2003, included in KCS Energy, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                                           /s/ ERNST & YOUNG LLP
                                           -------------------------------------
                                           ERNST & YOUNG LLP


Houston, Texas
May 27, 2004